                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          Berlitz International, Inc.
                (Name of Registrant as Specified in its Charter)

                          Berlitz International, Inc.
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ /  $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies: _________

    2) Aggregate number of securities to which transaction applies: ____________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

    ----------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration No.:

    3) Filing Party:

    4) Date Filed:

                                     [LOGO]

                                                                    May 14, 1997

Dear Shareholder:

    You are cordially invited to attend the 1997 annual meeting of shareholders that will be held on Tuesday, June 3, 1997 at 10:00 a.m. in Princeton, New Jersey.

    The Notice and Proxy Statement on the following pages contains details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning Berlitz International, Inc. and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

    I look forward to personally greeting all shareholders who are able to attend.

                                          /s/ Soichiro Fukutake
                                          Soichiro Fukutake
                                          CHAIRMAN

                                     [LOGO]

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 3, 1997

    Notice is hereby given that the 1997 annual meeting of shareholders (the "Meeting") of Berlitz International, Inc. (the "Company") will be held at the Berlitz International, Inc. corporate headquarters, 400 Alexander Park, Princeton, New Jersey 08540 on Tuesday, June 3, 1997 at 10:00 a.m. local time for the following purposes:

        1. To elect five directors to serve for two-year terms until the 1999 annual meeting of shareholders;

        2.  To approve the 1996 Stock Option Plan;

        3. To ratify the selection by the Board of Directors of the Company of Deloitte & Touche LLP, independent accountants, to audit the Company's consolidated financial statements for 1997; and

        4. To transact such other business as may properly come before the Meeting in connection with the foregoing or otherwise.

    The Board of Directors has fixed the close of business on May 9, 1997 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. A list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 400 Alexander Park, Princeton, New Jersey, 08540.

    In order to assure a quorum, it is important that the shareholders who do not expect to attend the Meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope.

                                          By order of the Board of Directors

                                          /s/ Robert C. Hendon, Jr.
                                          Robert C. Hendon, Jr.

                                          SECRETARY

Princeton, New Jersey

May 14, 1997

                          BERLITZ INTERNATIONAL, INC.
                               400 ALEXANDER PARK
                          PRINCETON, NEW JERSEY 08540

                                PROXY STATEMENT
                      1997 ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 3, 1997

    The enclosed proxy is solicited by the Board of Directors of Berlitz International, Inc. (the "Company") for use at the 1997 annual meeting of shareholders (the "Meeting") to be held at the Company's corporate headquarters at 400 Alexander Park, Princeton, New Jersey 08540 on Tuesday, June 3, 1997, at 10:00 a.m. local time, and at any postponement or adjournment thereof. The enclosed proxy, properly executed and received by the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon; and if no directions are indicated, the proxy will be voted for each nominee for election as a director, for approval of the 1996 Stock Option Plan and for approval of the selection of Deloitte & Touche LLP as independent accountants for the Company for 1997. If any other matter should be presented at the Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the Meeting.

    As of the close of business on May 9, 1997, the record date for determining shareholders entitled to vote at the Meeting, the Company had outstanding 9,406,013 shares of its $.10 par value common stock (the "Common"). Each share of Common outstanding is entitled to one vote at the Meeting. The first date on which this Proxy Statement and the enclosed form of proxy are being sent to the Company's shareholders is on or about May 14, 1997.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company presently consists of ten members divided into two classes. At the Meeting, five directors will be elected to hold office for two-year terms until the 1999 annual meeting of shareholders, and until their successors have been elected and qualified or until their earlier death, resignation or removal. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, for election of the five directors named below whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote, in their discretion, for a nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may, in their discretion, reduce the number of directors to eliminate the vacancy.

       INFORMATION AS TO OFFICERS AND NOMINEES FOR ELECTION AS DIRECTORS

    The respective ages, positions with the Company, business experience, directorships in other companies and Board committee memberships of the nominees for election and the continuing incumbent directors are set forth below, as of March 1, 1997. All nominees are currently directors of the Company. There is no family relationship between any of the directors of the Company.

NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 1999

SOICHIRO FUKUTAKE, 51

    Mr. Fukutake has served as Chairman of the Board of the Company since February 1993. Mr. Fukutake joined Benesse Corporation ("Benesse") (formerly Fukutake Publishing Co., Ltd., and currently a publicly-held company since October 1995 and the beneficial owner of 6,985,338 shares of Common subsequent to the closing date for the FHAI Share Purchase (hereinafter defined)) in 1973, and since May 1986 has served as its President and Representative Director. He also serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Fukutake became a Director of the Company in February 1993. He is currently a member of the Executive Committee.

MANUEL FERNANDEZ, 60

    Mr. Fernandez has served as Executive Vice President and Chief Operating Officer, Worldwide Language Instruction of the Company since January 1, 1995. Prior thereto, he was Executive Vice President, Language Services of the Company from September 1993 to January 1995. He previously served as Vice President, European Operations of the Company and its predecessor, Berlitz Languages, Inc. ("Berlitz Languages") from January 1983 to September 1993. Mr. Fernandez was first employed by Berlitz Languages in 1963 and served in various positions until becoming a Vice President in 1983. Mr. Fernandez has served as a Director of the Company since July 1993. He is currently a member of the Executive Committee.

ROBERT MINSKY, 52

    Mr. Minsky has served as Executive Vice President and Chief Operating Officer, Translations and Publishing of the Company since January 1, 1995. Prior thereto, he served as Executive Vice President, Translations of the Company from October 1, 1993 to January 1995, and as Chief Financial Officer of the Company from November 1990 to January 1995. From November 1990 to October 1993, he also served as a Vice President of the Company. Mr. Minsky has served as a Director of the Company since April 1991. He is currently a member of the Executive Committee.

SUSUMU KOJIMA, 54

    Mr. Kojima has served as Executive Vice President, Asia Division of the Company since January 1, 1996. Prior thereto, he served as Executive Vice President, Corporate Planning from September 1993 to December 1995, and as Senior Vice President, Corporate Planning of the Company from February 1993 to September 1993. Mr. Kojima has served as a Director of Benesse since March 1993. Prior to that, he was Joint General Manager of the Business Development Department of The Industrial Bank of Japan, Limited ("I.B.J.") from June 1991 to February 1993. Between November 1987 and June 1991, he served as Senior Deputy General Manager, Industrial Research Department of I.B.J. after having served as Chief Representative of I.B.J.'s Washington Representative Office from September 1983. Mr. Kojima was elected as a Director of the Company in February 1993. He is currently a member of the Executive Committee.

ARITOSHI SOEJIMA, 70

    Mr. Soejima served as Senior Counselor of Benesse from December 1980 until his appointment as a member of the Disinterested Directors and Compensation Committees of the Company. From 1950 to

1981, Mr. Soejima served in various positions with the Japanese government (including the Ministry of Finance) and multilateral financial institutions (including the World Bank and International Monetary Fund). Mr. Soejima also currently serves as Chairman of Osaka, Tokyo Bay, Nagoya Hilton Company, Ltd., and Director and Counselor of Capital International Company, Ltd. and as special advisor to the Board of Directors of the Nippon Fire & Marine Insurance Company, Ltd. In addition, he serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Soejima became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FIVE DIRECTORS NAMED ABOVE.

INCUMBENT DIRECTORS--TERMS EXPIRE IN 1998

HIROMASA YOKOI, 57

    Mr. Yokoi was elected Vice Chairman of the Board and Chief Executive Officer of the Company in February 1993 and additionally was elected President effective on August 31, 1993. Mr. Yokoi has served as a director of Benesse since June 1992 and Director for Berlitz and North American Sector since April 1994. Prior to that, he served as General Manager of the Overseas Operations Division (formerly the International Division) of Benesse from October 1990 to March 1994 and as General Manager of the President's Office of Benesse from July 1990 to September 1990. Mr. Yokoi also serves on the Board of Directors of La Petite Academy and serves on its compensation committee. Mr. Yokoi has served as a Director of the Company since January 1991. He is currently a member of the Executive Committee.

HENRY D. JAMES, 59

    Mr. James has served as Executive Vice President and Chief Financial Officer of the Company since November 21, 1995, and as its Vice President and Chief Financial Officer from January 1995 to November 1995. He previously served as Vice President and Controller of the Company and its predecessor, Berlitz Languages, since 1981. Mr. James joined Berlitz Languages in 1977 and served as Controller with that company prior to 1981. Mr. James has served as a Director of the Company since November 1995.

EDWARD G. NELSON, 65

    Since January 1985, Mr. Nelson has served as Chairman and President of Nelson Capital Corporation. From 1983 to 1985, he was Chairman and Chief Executive Officer of Commerce Union Corporation. He also serves on the Board of Directors of ClinTrials, Inc., Osborn Communications Corporation, Central Parking System and Advocat, Inc. He is a trustee of Vanderbilt University. Mr. Nelson became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

ROBERT L. PURDUM, 61

    Mr. Purdum is the retired Chairman of the Board of Armco, Inc. and currently is an independent consultant and partner with American Industrial Partners, a private investment company with offices in New York and San Francisco. During his Armco career, he served in various positions since first joining Armco in 1962, including Chairman and Chief Executive Officer (November 1990 to December
1993),

President and Chief Executive Officer (April 1990 to November 1990), President (October 1986 to April 1990), Chief Operating Officer (February 1985 to October
1986) and Chief Executive Officer-Steel Group (November 1982 to February 1985). Mr. Purdum has also served on the Board of Directors of Holophane Corporation since 1994. In addition, he has been a member of the Board of Trustees of GMI Engineering and Management Institute since 1991 and is chairman of their Investment Committee. Mr. Purdum has served as a Director of the Company since August 1994. He is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

KAZUO YAMAKAWA, 57

    Mr. Yamakawa has served as a Director of Benesse and has supervised its General Administration and Accounting Departments since June 1995. He also has served as General Manager of Benesse's Accounting Department since January 1996. Since joining Benesse in April 1995, he served as Counselor until June 1995. Prior to that, Mr. Yamakawa served in various positions with The Shokochukin Bank, including Director (April 1993 to March 1995), General Manager of its Tokyo branch (April 1993 to March 1995), General Manager of its International Department (October 1991 to March 1993) and General Manager of its New York Branch (April 1988 to September 1991). Mr. Yamakawa became a Director of the Company in May 1996.

1996 BOARD OF DIRECTORS MEETINGS, COMMITTEES AND FEES

    During 1996, the Board of Directors of the Company met in person four times, participated in one telephonic meeting and took no actions by unanimous written consent.

    In 1996, the Board of Directors had standing Executive, Audit, Disinterested Directors, and Compensation Committees. The Company does not have a standing Nominating Committee.

    The Executive Committee, during the intervals between meetings of the Board of Directors, may, with certain exceptions, exercise the powers of the Board of Directors. The Executive Committee did not meet during 1996.

    The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits. The Audit Committee reviews the terms of all agreements between the Company and its affiliates. The Audit Committee meets with management and with the Company's internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting control, including the nature, extent and results of their audits, and otherwise maintains communications between the Company's independent auditors and the Board of Directors. The Audit Committee met four times during 1996.

    The Disinterested Directors Committee reviews and monitors all matters affecting the relationship between the Company and Benesse and its affiliates. During 1996, the Disinterested Directors Committee met in person two times and participated in one telephonic meeting.

    The Compensation Committee reviews performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also reviews and approves salary arrangements and other remuneration for executive officers of the Company and is responsible for review of certain employee benefit plans. The Compensation Committee oversees and approves grants of stock options and other stock-based awards pursuant to the 1989 and 1996 Stock Option Plans (individually, the "1989 Stock Option Plan" and the "1996 Stock Option Plan", and collectively, the "Stock Option Plans") and the Company's Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"). The Committee also administers the 1993 Short-Term Executive Incentive Compensation Plan (the "Short-Term Incentive Plan"), and the 1996 New Long-Term Executive Incentive Compensation Plan (the " New LTIP"), which replaced the 1993 Long-Term Executive Incentive Compensation Plan (the "Old LTIP"), and approves awards and discretionary bonuses under these plans. No member of the Compensation Committee is eligible to participate in the Stock Option Plans or the Short-Term Incentive Plan. During 1996, the Compensation Committee met four times and participated in telephonic meetings one time.

    The Company's standard retainer payable to each director who is not an employee of the Company or any of its affiliates is $30,000 per annum plus expenses, with an additional $2,000 for each Committee meeting attended in person and $1,000 for each meeting participated in by telephone. No fees are paid for actions taken by unanimous written consent. Only those directors who are also full-time employees of the Company or any of its affiliates are eligible to participate in the health benefit plan maintained by the Company. Directors employed by the Company or any of its affiliates receive no compensation in consideration of their duties as directors. The outside directors earned an aggregate of approximately $146,000 as cash compensation for their services during 1996.

    The Company has entered into indemnification agreements with each director pursuant to which the Company agreed to pay any amount such director becomes obligated to pay as a result of any claims made against such director because of any alleged act, omission, neglect or breach of duty which he commits while acting in his capacity as a director and solely because of his being a director, subject to limitations imposed by the New York Business Corporation Law ("NYBCL").

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of outstanding shares of Common beneficially owned as of March 1, 1997 (unless otherwise noted) by each director, nominee, the Company's chief executive officer during the fiscal year ended December 31, 1996, the four most highly compensated executive officers of the Company at December 31, 1996 and all officers and directors as a group who served at December 31, 1996. If not mentioned by name, no individual in the categories described above beneficially owned any shares of Common as of March 1, 1997. No security set forth in the third column of the following table reflects an amount as to which the beneficial owner has joint voting or investment power.

                                                                                        AMOUNT AND
                                                                                        NATURE OF
TITLE OF                                      NAME OF                                   BENEFICIAL    PERCENT
CLASS                                     BENEFICIAL OWNER                              OWNERSHIP   OF CLASS(4)
------------  ------------------------------------------------------------------------  ----------  -----------
Common        Soichiro Fukutake.......................................................   6,985,338(1)      72.34%
Common        Manuel Fernandez........................................................       8,745       *
Common        Robert Minsky...........................................................       2,857       *
Common        Henry D. James..........................................................       7,672       *
Common        Edward G. Nelson........................................................       1,500(2)      *
Common        Robert L. Purdum........................................................       2,000       *
Common        All Officers and Directors as a Group                                      7,027,746(3)      72.78%
              (14 in number)..........................................................

    To the best of registrant's knowledge, there are no events of delinquent filing requiring disclosure under Item 405 of Regulation S-K.

------------------------

(1) Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse Corporation, which is the beneficial owner of these shares of Common. See "Security Ownership of Certain Beneficial Owners." The ownership amount is presented as of May 14, 1997, the anticipated closing date for the FHAI Share Purchase (hereinafter defined).

(2) An additional 1,000 shares of Common, for which Mr. Nelson has disclaimed ownership, are owned by Mr. Nelson's wife.

(3) Includes the anticipated share ownership of Benesse Corporation at May 14, 1997.

(4) Computed based on 9,656,013 Common shares outstanding. See "Security Ownership of Certain Beneficial Owners."

* Less than 1%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the ownership by each person or group known by the Company to own beneficially more than 5% of Common:

TITLE OF                                 NAME AND ADDRESS OF                                            PERCENT
CLASS                                      BENEFICIAL OWNER                               OWNERSHIP   OF CLASS(3)
------------  --------------------------------------------------------------------------  ----------  -----------
Common        Benesse Corporation (1)...................................................   6,985,338       72.34%
              3-17-17 Minamigata
              Okayama-shi 700, Japan

Common        Dimensional Fund Advisors, Inc (2)........................................     507,672        5.26%
              1299 Ocean Avenue, 11th Floor
              Santa Monica, CA 90401

------------------------

(1) Fukutake Publishing Co., Ltd. changed its name to Benesse Corporation on April 1, 1995.

   On April 17, 1997, the Disinterested Directors Committee of the Company's
    Board of Directors approved the sale of 250,000 shares of Common to Fukutake Holding (America) Inc. ("FHAI"), a wholly owned subsidiary of Benesse. The sale is expected to be consummated on or about May 14, 1997. See "Certain Relationships and Related Transactions." Following the consummation of this transaction, 6,972,138 shares of Common will be held by FHAI, and 13,200 shares of Common will be held directly by Benesse. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse.

(2) This information is taken from the Schedule 13G, dated February 5, 1997, filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the Securities and Exchange Commission. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of these 507,672 shares of Common at December 31, 1996, all of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(3) Computed based on 9,656,013 Common shares outstanding immediately subsequent to the sale of 250,000 shares of Common to FHAI.

On April 4, 1996, the Company consummated the purchase of 627,000 shares of Common from Maxwell Communication Corporation, plc (In Administration) ("Maxwell Communication") at a price of $9 per share. These shares were previously held in escrow pursuant to an Escrow Agreement among the Company, Maxwell Communication and IBJ Schroder Bank & Trust Company, and subject to a Stock Purchase Agreement between the Company and Maxwell Communication. These shares were placed into treasury by the Company. 250,000 of these shares were used for sale to FHAI (see
Note 1 above), and it is currently anticipated that 377,000 of these shares will be reserved for use under the 1996 Stock Option Plan (see "Approval of the 1996 Stock Option Plan").

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer ("CEO") and certain executive officers (collectively, the "Named Executive Officers") during the fiscal years ended December 31, 1996, 1995 and 1994 for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                ANNUAL COMPENSATION                 (3)
                                                       -------------------------------------  ---------------
                                                                                  OTHER          AWARDS OF
                                                                                 ANNUAL          OPTIONS/         ALL OTHER
NAME AND                                                SALARY      BONUS     COMPENSATION         SARS         COMPENSATION
PRINCIPAL POSITION                            YEAR        ($)        ($)         ($) (2)          (#) (4)          ($) (5)
------------------------------------------  ---------  ---------  ---------  ---------------  ---------------  ---------------

Hiromasa Yokoi............................       1996    480,000     84,000        60,469             None            9,750
Vice Chairman of the Board,                      1995    444,800    180,000        55,200             None            9,750
CEO and President                                1994    404,320    161,700        39,000             None            9,750

Manuel Fernandez..........................       1996    240,000     40,900           990             None            9,750
Executive Vice President and Chief               1995    224,800     51,000         1,312             None            9,750
Operating Officer, Worldwide Language            1994    207,200     72,500        20,978             None            9,750
Instruction

Robert Minsky.............................       1996    240,000     10,000           874             None            9,750
Executive Vice President and Chief               1995    227,900     80,000          None             None            9,750
Operating Officer, Translations and              1994    207,200     46,600          None             None            9,750
Publishing

Susumu Kojima.............................       1996    225,000      8,700        65,000             None             None
Executive Vice President, Asia Division          1995    210,000     25,200  42,000 42,000            None            9,750
                                                 1994    200,000     45,000                           None            9,500

Henry D. James (1)........................       1996    210,000     32,000           771             None            9,750
Executive Vice President and Chief               1995    182,300     51,000          None             None            9,750
Financial Officer                                1994    168,000     78,800          None             None            9,750

------------------------

(1) Mr. James' 1996 percentage increase in base salary was due in part to the additional responsibilities he assumed as a result of his promotion to Executive Vice President.

(2) Other Annual Compensation for Mr. Yokoi and Mr. Kojima primarily represents monthly housing allowances. For Mr. Fernandez, this column includes relocation expense reimbursements of $19,795 in 1994.

(3) The column designated by the SEC to report Long-Term Incentive Plan Payouts has been excluded because no payouts have been made in 1994, 1995 or 1996 under the Company's long-term incentive plans, as discussed in the Compensation Committee report under "Long-Term Executive Incentive Compensation Plan".

   The column designated by the SEC to report Restricted Stock Awards has been excluded because the Company made no awards of restricted stock to the Named Executive Officers during any portion of fiscal years 1996, 1995 or 1994. There were no Common restricted shares outstanding at December 31, 1996.

(4) The Company has not granted stock options or SARs to any of the Named Executive Officers during fiscal years 1996, 1995 or 1994. There have been no exercises of options or SARs for the fiscal year 1996, and at December 31, 1996, there were no options or SARs outstanding.

(5) The amounts reported in this column for the fiscal year 1996 include a contribution of $4,500 made by the Company for the account of each Named Executive Officer pursuant to the thrift portion (the "401(k) Plan") of the Berlitz Retirement Savings Plan (the "Retirement Savings Plan"). The amounts reported also include a contribution of $5,250 made by the Company for the account of each Named Executive Officer pursuant to the retirement portion (the "Pension Plan") of the Retirement Savings Plan.

PENSION PLAN TABLE

    The Company's Supplemental Executive Retirement Plan ("SERP"), effective January 1, 1996, is a defined benefit plan which currently provides retirement income/disability retirement benefits, retiree medical benefits and death benefits to certain designated executives and their designated beneficiaries. The following table shows the estimated annual retirement income/disability retirement benefits (assuming payments made on the normal life annuity) payable upon retirement at age 60 to a participant in specified compensation and years of service classifications.

                                                                   YEARS OF SERVICE
                                                    ----------------------------------------------
                                                      INITIAL
                                                    PARTICIPANT
                                                    (HEREINAFTER
                                                     DEFINED)         ALL OTHER PARTICIPANTS
                                                    -----------  ---------------------------------
COMPENSATION                                         5 OR MORE       5         10      15 OR MORE
--------------------------------------------------  -----------  ---------  ---------  -----------
$100,000..........................................   $  30,000   $  10,000  $  20,000   $  30,000
 150,000..........................................      45,000      15,000     30,000      45,000
 200,000..........................................      60,000      20,000     40,000      60,000
 250,000..........................................      75,000      25,000     50,000      75,000
 300,000..........................................      90,000      30,000     60,000      90,000
 400,000..........................................     120,000      40,000     80,000     120,000
 550,000..........................................     165,000      55,000    110,000     165,000
 750,000..........................................     225,000      75,000    150,000     225,000

    Under the SERP, monthly benefits are available to any participant who retires at age 60 or above, with at least 5 years of service with the Company. The retirement income/disability retirement benefits are based on a percentage of an average monthly salary (calculated on the base salary and short-term bonuses paid over the last 36 months of employment) and will be paid to the retired participant for life, with 50% of such benefit paid to the participant's surviving spouse for life upon the retired participant's death. Such percentage for participants designated as of January 1, 1996 ("Initial Participants") is 30%. For future participants, such percentage will be 2% (or such other percentage as the Board of Directors may determine) multiplied by years of service, not to exceed 30%. The Company will also provide each retired participant and their surviving spouse with medical coverage for both of their lives. If a participant with at least 5 years of service dies before retirement, the participant's designated beneficiary will receive, in lieu of the above-mentioned benefits, a one-time payment equal to the participant's base salary projected to age 65 at a 4% annual increase. Awards under the SERP are not subject to deduction for Social Security or other offset amounts, except to the extent of any disability benefits payable under the Company's long-term disability insurance policy. The Company intends to fund the SERP through a combination of funds generated from operations and life insurance policies on the participants.

    The Named Executive Officers, all of whom are Initial Participants, will each have at least 5 years of service at age 60. The compensation covered under the SERP for each of the Named Executive Officers is shown under the "Salary" and "Bonus" columns of the Summary Compensation Table.

    Mr. Fukutake, the Chairman of the Board, was previously a participant in the SERP. Since he does not receive a salary from the Company, the SERP benefits were based on an imputed salary determined by the Company's Board of Directors. On April 17, 1997, the Disinterested Directors and Compensation Committees of the Company's Board of Directors approved the issuance on June 30, 1997 of 50,000 non-qualified stock options to Mr. Fukutake, in exchange for the relinquishment of all future benefits under the SERP. See "Approval of 1996 Stock Option Plan."

LONG-TERM INCENTIVE PLANS--AWARDS IN FISCAL YEAR 1996

    The following awards were made pursuant to the New LTIP (hereinafter defined), which completely replaced the Old LTIP (hereinafter defined). See the "Compensation Committee Report" for a further description.

                                                                                      ESTIMATED FUTURE PAYOUTS
                                                                                  UNDER NON-STOCK PRICE-BASED PLANS
                                                                                 -----------------------------------
                                                                    PERFORMANCE
                                                                      PERIOD
                                                        NUMBER OF      UNTIL      THRESHOLD    TARGET      MAXIMUM
NAME                                                    UNITS(#)      PAYOUT       ($)(1)        ($)         ($)
-----------------------------------------------------  -----------  -----------  -----------  ---------  -----------
Hiromasa Yokoi.......................................     882,223     12/31/98      441,112     441,112     882,223
Manuel Fernandez.....................................     330,834     12/31/98      165,417     165,417     330,834
Robert Minsky........................................     330,834     12/31/98      165,417     165,417     330,834
Susumu Kojima........................................     310,432     12/31/98      155,216     155,216     310,432
Henry D. James.......................................     230,481     12/31/98      115,241     115,241     230,481

------------------------

(1) Assumes that minimum revenues and earnings goals are met. Should such goals not be met, no payments will be made.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

    The Company has a severance agreement with Robert Minsky which provides that if Mr. Minsky is terminated other than for cause, he is to be paid one year's severance at his then current annual base salary plus a prorated amount of the award under the Company's Short-Term Incentive Plan to which he would have been entitled for such year and the continuation of certain other benefits.

    The Company is a party to indemnification agreements with each director and executive officer pursuant to which the Company agrees to pay, subject to limitations imposed by the NYBCL, any amount such director or executive officer becomes obligated to pay as a result of any claims made against such director or executive officer because of any alleged act or omission or neglect or breach of duty which he commits while acting in his capacity as a director or executive officer, as the case may be.

               COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1996

    The Compensation Committee of the Board of Directors reviews and determines the compensation of the Company's executive officers. It also reviews and approves any employment, severance or similar agreements for executive officers. The Committee determines the amount, if any, of the Company's contributions pursuant to the Retirement Savings Plan, and oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plans and the Directors' Stock Plan. The Committee also administers the Short-Term Incentive Plan and the New LTIP (which has replaced the Old LTIP) and approves awards and discretionary bonuses under each of such plans.

    The Company seeks to compensate executive officers at levels competitive with other companies with similar annual revenues and to provide incentives for superior individual and corporate performance. Salaries are set to correspond to the mid-range of salaries paid by competitive companies. In setting compensation, the Company compares itself with companies with similar annual revenues rather than with industry peers because the Company is the only publicly-held language instruction company.

    The key components of executive officer compensation are base salary, cash bonuses, and awards pursuant to incentive-based plans. The Committee attempts to combine these components in such a way to attract, motivate and retain key executives critical to the long-term success of the Company. A discussion of the various components of executive compensation for the fiscal year 1996 follows.

BASE SALARY

    Each executive officer receives a base salary, with the potential for annual salary increases based largely on merit from prior annual performance.

    The proposed annual compensation of Company employees was discussed at two Compensation Committee meetings, one held in each of 1995 and 1996. Base salary recommendations were made by management of the Company for the Committee to approve. After review and consideration by the Committee of management's recommendations, the Committee approved base salary adjustments for executive officers considering individual and Company performance. Such adjustments averaged 8.9% and 3.3% for 1996 and 1997, respectively. The criteria used to evaluate Company performance were sales and earnings figures, and return on equity. The Committee believes that all such criteria were accorded equal weight.

BONUSES

    In 1993, the Committee approved the Short-Term Incentive Plan, commencing with the 1993 calendar year, pursuant to which each executive officer is eligible for an annual bonus based upon the officer's present employment position, individual performance, and, through 1994, the total Company's performance compared to earnings goals. In 1995, the Committee amended the Short-Term Incentive Plan so that Division Vice Presidents would receive 1995 and subsequent years' awards based on 60% of divisional performance and 40% of total Company performance. The Committee believes that individual performance and Company performance are given approximately equal weight. The Short-Term Incentive Plan also permits the Committee to award discretionary cash awards to employees, who may or may not be participants under the Short-Term Incentive Plan, subject to those terms and conditions as the Committee shall determine in its sole discretion.

    At its March 1997 meeting, the Committee approved, after discussion, 1996 bonuses for executive officers under the Short-Term Incentive Plan. Such bonuses that accrued for 1996 ranged up to 24.4% of each executive officer's base salary. The Committee also approved a discretionary special bonus proposal for certain executive officers, recommended by management based upon exceptional individual performance. Such special bonuses that accrued for 1996 for such executive officers ranged from 2.1% to 4.2% of their total salary.

STOCK OPTIONS AND RESTRICTED STOCK

    The 1989 Stock Option Plan provides for the award of stock options, restricted stock and other stock-based awards to senior management of the Company. Grants under this plan are intended to provide executives with the promise of longer-term rewards which appreciate in value with favorable future performance of the Company. In determining grants of stock options and restricted stock, the Compensation Committee reviews individual performance and Company performance. The criteria used to evaluate Company performance include sales and earnings figures, and return on equity. The Committee believes that all such criteria are accorded equal weight. The Committee did not approve, and the Company did not make, any grants of stock options, restricted stock, or any other stock-based award under the 1989 Stock Option Plan in 1996, and there are no outstanding option grants under this plan.

    In September 1996, the Company adopted, subject to shareholder approval, the 1996 Stock Option Plan, which, together with the New LTIP (hereinafter discussed), replaces the Company's Old LTIP. See "Approval of 1996 Stock Option Plan" for further discussion.

LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLANS

    In 1993, the Committee approved the Old LTIP, effective January 1, 1994, pursuant to which the Chairman of the Board, officers and certain key employees were eligible to receive, for each performance unit granted to the individual by the Committee, cash awards based on Company performance and common stock price results over a five year period ending on December 31, 1998. The plan was instituted to, among other things, provide executives with a direct economic interest in meeting long-term business objectives. Performance units were granted by the Committee to each participant in its discretion. Criteria used to evaluate Company performance were earnings and sales figures. For each performance unit granted by the Committee, each participant was to receive a cash award based on Company performance and the Company's common stock price results from January 1, 1994 through December 31, 1998. The Old LTIP also contained provisions governing such awards in the event of a change of control of the Company or a "going private" transaction with Benesse or its affiliates.

    In September 1996, the Committee adopted the New LTIP, which together with the 1996 Stock Option Plan, replaces the Old LTIP. The New LTIP provides for potential cash awards in 1999 to key executive employees and the Chairman of the Board of the Company if certain sales and earnings goals are met for the year ended December 31, 1998. Common stock price does not have an impact on potential awards, which may not exceed $5.0 million in the aggregate. While the New LTIP's minimum threshold for potential awards is lower than under the Old LTIP, the Old LTIP did not contain a limitation on maximum awards.

OTHER COMPENSATION

    The executive officers also are eligible to participate in the Pension Plan. The Pension Plan provides for the Company to make regular contributions based on salaries of eligible employees. During 1996, the Compensation Committee determined that the Company would contribute 3.5% of eligible employees' respective base salary to the Pension Plan. During 1996, the Compensation Committee also determined that matching contributions by the Company would be provided under the 401(k) Plan to all domestic employees up to a maximum of 3% of the employee's salary.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Hiromasa Yokoi's base salary for 1996 was $480,000, and he also earned a bonus of $84,000 for 1996 under the Short-Term Incentive Plan. The Compensation Committee approved and ratified the compensation paid to Mr. Yokoi for fiscal year 1996 based on Mr. Yokoi's business experience and familiarity with the Company, and his responsibilities to guide, among other things, the Company's daily affairs and the Company's long-term strategic plan in a global marketplace. The Company's 1996 performance was taken into consideration in determining Mr. Yokoi's 1996 compensation package. The Committee believes that Mr. Yokoi's 1996 compensation package was in line with compensation packages of chief executive officers of other companies with similar annual revenues.

TAX LEGISLATION

    The Committee has reviewed regulations issued by the U.S. Internal Revenue Service which limit deductions for certain compensation in excess of $1 million annually paid to executive officers of public companies. Based on present levels of compensation, the Company does not anticipate the loss of deductibility for any compensation paid over the next year.

COMPENSATION COMMITTEE MEMBERSHIP

    During 1996, the Compensation Committee consisted of Edward G. Nelson, Robert L. Purdum and Aritoshi Soejima. All of the views expressed by the Compensation Committee in 1996 may not have been the views of each member of the Compensation Committee individually. However, all decisions affecting compensation were approved by all of the members of the Compensation Committee.

                          Compensation Committee for Fiscal Year 1996

                                    Edward G. Nelson

                                    Robert L. Purdum

                                    Aritoshi Soejima

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As discussed above, during 1996 and at March 1, 1997, the Compensation Committee consisted of Edward G. Nelson, Robert L. Purdum and Aritoshi Soejima. None of these committee members were officers of the Company or any of its subsidiaries during 1996 or any previous year.

    Mr. Fukutake serves as the Chairman of the Board of the Company. In addition to his role in presiding over board meetings, Mr. Fukutake is actively involved in creating and monitoring strategies for the Company's global growth. In consideration of the significant time and effort spent by Mr. Fukutake in monitoring long-term strategies for the Company, apart from his duties as Chairman of the Board, the Compensation Committee (with Mr. Fukutake absent), upon recommendation of management and after discussion, approved at various meetings the following: i) in 1993, the inclusion of Mr. Fukutake as a participant in the Long-Term Incentive Plan; ii) in 1995, the inclusion of Mr. Fukutake as a participant in the SERP and the granting of additional performance units to Mr. Fukutake under the Long-Term Incentive Plan; iii) in 1996, the inclusion of Mr. Fukutake in the 1996 Stock Option Plan; and iv) in 1997, the issuance of an additional 50,000 options under the 1996 Stock Option Plan to Mr. Fukutake in exchange for his complete relinquishment of benefits under the SERP.

    Aritoshi Soejima previously served as an advisor to Benesse. He resigned such position prior to his appointment as a Disinterested Director and a member of the Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Kazuo Yamakawa currently serves as the Benesse nominee on the Board of Directors of the Company pursuant to the acquisition by Benesse in January 1991 of a 20% interest in Berlitz Japan, Inc. ("Berlitz-Japan"), a subsidiary of the Company.

    On December 9, 1992, the Company and Benesse entered into a merger agreement pursuant to which Benesse agreed to acquire, through a merger of the Company with an indirect wholly owned U.S. subsidiary of Benesse (the "Merger"), approximately 6.7 million shares of the Common. Subsequent to the Merger, public shareholders of the Company held the remaining outstanding Common. Mr. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse.

    In September 1994, the Company borrowed $20.0 million from a U.S. subsidiary of Benesse, as evidenced by a subordinated promissory note (the "U.S. Note") bearing interest at a rate of 6.93% per annum. In 1994, Berlitz-Japan also borrowed Y1.0 billion (approximately $10.1 million) from Benesse as evidenced by an interest-free subordinated promissory note (the "Japan Note"). In March 1996, the Company received the proceeds of a $6.0 million subordinated promissory note payable to a U.S. subsidiary of Benesse (the "FHAI Note"), bearing interest at a rate of the six month LIBOR plus 1% per annum, reset semi-annually. Such notes, (collectively, the "Benesse Notes") mature on the earlier of June 30, 2003 or twelve months from the date that all payment obligations under a bank term loan and senior notes established in connection with the Merger (the "Acquisition Debt Facilities") have been satisfied. To the extent that interest payments on the U.S. or FHAI Notes are not permitted while any amounts remain outstanding under the Acquisition Debt Facilities, such accrued interest will roll over semiannually into the note principal. The Company recorded $1.8 million in interest expense on the Benesse Notes in 1996.

    The Benesse Notes rank PARI PASSU with one another and are subordinate in rights of payment to debt under the Acquisition Debt Facilities, including the currency coupon swap agreements. Payment obligations under the U.S. Note are guaranteed by the Company and its significant U.S. subsidiaries, subject to senior guarantees of the Acquisition Debt Facilities. The Company and its significant U.S. subsidiaries have also executed a guarantee of payment obligations under the Japan Note, effective as of the day following the date upon which all payment obligations under the Acquisition Debt Facilities are satisfied.

    The Company and Benesse maintain a joint Directors and Officers ("D&O") insurance policy covering acts by directors and officers of both Benesse and the Company. Consequently, the premium on the D&O policy is allocated 60% to Benesse and 40% to the Company, except for, commencing in 1997, the premium for entity coverage which benefits the Company only and is allocated 100% to the Company, resulting in a total D&O allocation of 57% to Benesse and 43% to the Company. Since May 1995, the Company has also maintained a stand-alone Employment Practices Liability ("EPL") insurance policy covering the Company, its officers and directors (including the Benesse directors who are also directors of the Company). The premium on the EPL policy is allocated 30% to Benesse and 70% to the Company.

    The Company and Benesse participated in certain other joint business arrangements during 1996, in the ordinary course of business, including the following: i) pursuant to an extended industrial block contract renewed in 1996 for a prepayment of Y10.0 million (approximately $90,000), Berlitz-Japan provided lessons to Benesse at an industrial lesson rate which was approximately 20% below the rate charged for individual instruction; ii) pursuant to a services agreement, Benesse periodically offered its customers language and homestay programs arranged and operated by the Company's specialty instruction program, Berlitz Study Abroad-Registered Trademark-; and iii) Benesse also periodically offered its customers language study and homestay programs arranged and operated by Berlitz on Campus-TM-, another of the Company's specialty instruction programs.

    On April 29, 1997, the Company and FHAI signed a definitive contract whereby the Company agreed to sell to FHAI 250,000 shares of Common (the "FHAI Share Purchase") at $24.44 per share, the average market price for the ten days ending on April 29, 1997. This transaction is anticipated to be consummated by May 14, 1997. The Company will use 250,000 of its treasury shares to complete this transaction, which is a private placement exempt from registration under the Securities Act of 1933. It is expected that proceeds of the sale will be used for general corporate purposes. Following this private placement, Benesse will beneficially own 6,985,338 shares, or 72.34%, of the 9,656,013 shares of Common then outstanding.

    Management believes that the Company has entered into all such agreements on terms no less favorable than it would have received in an arms-length transaction with independent third parties. Each of the transactions with Benesse and its subsidiaries entered into after the Merger was approved by the Disinterested Directors Committee.

                               PERFORMANCE GRAPHS

    The following graphs set forth the Company's total shareholder return as compared to the S&P 400 Industrial Index and two peer groups (described below) over a five-year period, beginning on December 31, 1991, and effectively ending on December 31, 1996. The total shareholder return assumes $100 invested at the beginning of the period in the Company's common stock, the S&P 400 Industrial Index and the peer group indices. It also assumes reinvestment of all dividends.

    As the Company is the only publicly-held language instruction company, there are no directly comparable companies. The two closest industry groups to the Company are education companies and educational publishers. Therefore, the Company has created an index of selected publicly-held companies in each of these two industries. These indices have been plotted against the Company's total shareholder return and the S&P 400 Industrial Index. The companies included in the education companies index are Flightsafety International, which sells primarily flight training materials, and National Education Corporation, which sells primarily technical and vocational training materials. The companies included in the educational publishing index are Houghton Mifflin, John Wiley & Sons and McGraw-Hill, Inc. While none of these companies are directly comparable to the Company, the Company believes they come under either the same broad rubric of education-related activities as the Company, in the case of the education companies index, or educational publishers, in the case of the educational publishing index.
                           COMPARISON OF STOCK PRICES
           BERLITZ INTERNATIONAL, INC., THE S&P 400 INDUSTRIAL INDEX
                        AND SELECTED EDUCATION COMPANIES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            BERLITZ    S&P 400 INDEX   EDUCATIONAL PUBLISHING COMPANIES
1991             100              100                               100
1992             111              103                                89
1993              70              110                                73
1994              66              111                                80
1995              84              146                               105
1996             105              177                               115

------------------------

(1) As a result of the Merger, each share of the Company's common stock outstanding prior to the Merger ("Old Common") was converted into the right to receive i) $19.50, ii) 0.165 share of Common, iii) $1.48, representing the net proceeds from the disposition of the Company's claims on promissory notes from Maxwell Communication and certain of its affiliates (the "Maxwell Notes"), and iv) $0.01, representing consideration paid for the redemption of each Right under the Shareholders Rights Agreement. Immediately following the Merger, 10,033,013 shares of Common were outstanding. Prior to the Merger, 19,075,584 shares of Old Common were outstanding.

                           COMPARISON OF STOCK PRICES
          BERLITZ INTERNATIONAL, INC., THE S & P 400 INDUSTRIAL INDEX,
                 AND SELECTED EDUCATIONAL PUBLISHING COMPANIES

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            BERLITZ    S&P 400 INDEX   EDUCATIONAL PUBLISHING COMPANIES
1991             100              100                               100
1992             111              103                               113
1993              70              110                               127
1994              66              111                               127
1995              84              146                               159
1996             105              177                               173

------------------------

(1) As a result of the Merger, each share of the Company's common stock outstanding prior to the Merger ("Old Common") was converted into the right to receive i) $19.50, ii) 0.165 share of Common, iii) $1.48, representing the net proceeds from the disposition of the Company's claims on promissory notes from Maxwell Communication and certain of its affiliates (the "Maxwell Notes"), and iv) $0.01, representing consideration paid for the redemption of each Right under the Shareholders Rights Agreement. Immediately following the Merger, 10,033,013 shares of Common were outstanding. Prior to the Merger, 19,075,584 shares of Old Common were outstanding.

                     APPROVAL OF THE 1996 STOCK OPTION PLAN

DESCRIPTION OF THE 1996 STOCK OPTION PLAN

    The 1996 Stock Option Plan (hereinafter referred to as the "Plan") has been established for the purpose of providing an equity-based incentive to maintain and enhance the performance and profitability of the Company. The Plan is effective as of September 16, 1996, subject to approval by the Company's shareholders. Together with the Company's New LTIP, the Plan replaces the Company's Old LTIP. Set forth below is a summary of the Plan. This summary is not complete and is qualified in its entirety by the terms of the Plan.

    The Plan authorizes the issuance of non-qualified stock options to directors, officers and key employees of the Company. (See "New Plan Benefits"). Subject to adjustments upon changes in capitalization, the total number of shares for which options may be granted is 377,000 (increased from 300,000 in a preliminary version) and no employee may be granted options for more than 125,000 shares in any one calendar year. Shares subject to issuance under the Plan may be authorized and unissued or treasury shares of the Company's common stock. The Company plans to reserve 377,000 of its treasury shares for use under the Plan.

    Options granted under the Plan are evidenced by written agreements ("Plan Agreements"). Unless otherwise provided for under a Plan Agreement: i) options granted on or prior to June 30, 1997 will become fully exercisable on January 1, 1999 (but may not be exercised prior to that date); ii) all other options granted will become fully exercisable on the third anniversary of the date of grant (but may not be exercised prior to that date); iii) all options, once exercisable, shall remain fully exercisable through the day prior to the seventh anniversary of the date of grant, at which point they expire; and iv) unexercised options shall expire upon the grantee's termination of service with the Company, except for terminations due to death, disability, retirement after age 60, or termination by the Company other than for Cause (as defined in the Plan). If a grantee's service terminates by reason of death, disability, retirement after age 60, or if a grantee's service is terminated by the Company other than for Cause, options may be exercised notwithstanding such termination of employment until the date on which such options terminate or expire in accordance with the terms of the Plan and the Plan Agreement.

    The Plan is administered by the Compensation Committee of the Company's Board of Directors. It is intended that the Compensation Committee shall be (i) "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act (hereinafter defined) and (ii) "outside directors" within the meaning of Section 162(m) of the Code (hereinafter defined). Subject to the terms of the Plan, the Compensation Committee will have authority to determine when and to whom to make grants under the Plan, the number of shares to be covered by the grants, the types and terms of options, and the exercise price of options and to prescribe, amend and rescind rules and regulations relating to the Plan. The Compensation Committee may, in its discretion, with the grantee's consent, cancel any award under the Plan and issue a new award in substitution therefor. In addition, the Plan provides that upon a change in control (as defined in the Plan), the Compensation Committee, in its discretion, may accelerate the exercisability of any outstanding options, provide for cash payment to the option grantees (which payment may be deferred by the Compensation Committee until the Expiration Date (as defined in the Plan)), or require any acquiring or successor corporation to assume the option or provide benefits of equivalent value to the option grantees.

    The Company's Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, provided that no such modification shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement. In addition, the Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any option, provided that no such modification that would impair the rights of any grantee or beneficiary of an outstanding option shall be effective without the consent of the person to whom such award was made.

NEW PLAN BENEFITS

    Subject to shareholder approval of the 1996 Stock Option Plan, the Company has agreed to grant 327,200 options on June 30, 1997 at an exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange on the date of grant. On May 9, 1997, the latest date for which information is available, the closing price of the Company's common stock was $23.50. The following table provides information with respect to the proposed option grants to the Named Executive Officers and other participants in the plan.

                             1996 STOCK OPTION PLAN

                                                                                                NUMBER OF SHARES
                                                                                                   UNDERLYING
NAME                                                  PRINCIPAL POSITION                             OPTIONS
------------------------------  --------------------------------------------------------------  -----------------

Hiromasa Yokoi................  Vice Chairman of the Board,                                             45,720
                                CEO and President

Manuel Fernandez..............  Executive Vice President and Chief Operating Officer,                   19,800
                                Worldwide Language Instruction

Robert Minsky.................  Executive Vice President and Chief Operating Officer,                   19,800
                                Translations and Publishing

Susumu Kojima.................  Executive Vice President, Asia Division                                 17,820

Henry D. James................  Executive Vice President and Chief Financial Officer                    17,820

All executive officers as a group (9 in number).............................       181,920

Non-executive director......................................................       100,250

Non-executive officer employee group (5 in number)..........................        45,030

Total participants (15 in number)...........................................       327,200

    The non-executive director referred to in the preceding table is Soichiro Fukutake, Chairman of the Board of Directors. 50,000 of Mr. Fukutake's options have been approved for grant in exchange for the complete relinquishment by Mr. Fukutake of all benefits under the SERP. These 50,000 options are not exerciseable prior to January 1, 1999, and expire on January 1, 2000.

FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE 1996 STOCK OPTION PLAN

    The following is a summary of the Federal income tax consequences of the grant and exercise of options awarded under the Plan, and the disposition of shares purchased pursuant to the exercise of such stock options. This summary is intended to reflect the current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

    All options granted under the Plan are intended to be "nonqualified" stock options ("NSOs") subject to Section 83 of the Code and are not entitled to special tax treatment under Section 422 of the Code. No income will be realized by an optionee upon grant of an NSO. Upon exercise of an NSO, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread will be deductible by the Company for federal income tax purposes subject to the possible limitation on deductibility under sections 280G and 162(m) of the Code of compensation paid to executives designated in these sections. The optionee's tax basis in the underlying shares acquired by exercise of an NSO will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the NSO, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for shares acquired pursuant to the exercise of an NSO will begin on the date of exercise of such option.

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
    Pursuant to currently applicable rules under section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under section 16 of the Exchange Act (a "Section 16 Person") begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily will be the date of exercise. If an option is exercised by a Section 16 Person within six months after the date of grant, however, taxation ordinarily will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to section 83(b) of the Code to be taxed on the date of exercise. Pursuant to a recent amendment to the rules under Section 16(b) of the Exchange Act, the six-month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Company's board of directors (or a committee comprised solely of two or more non-employee directors) or (ii) approved in advance, or subsequently ratified by the Company's shareholders no later than the next annual meeting of shareholders. Consequently, the taxable event for the exercise of an option that satisfies either of the conditions described in clauses (i) or (ii) above will be the date of exercise.

    The payment by an optionee of the exercise price, in full or in part, with previously acquired shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired shares to the Company, and shares received by the optionee, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to the Company and will have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionee in excess of the number of shares surrendered to the Company will be taxable to the optionee. Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

    The foregoing constitutes a brief summary of the principal Federal income tax consequences of the transactions based on current Federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences. Grantees in the Plan are urged to consult their own tax advisors with respect to the consequences of their participation in the Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPANY'S 1996 STOCK OPTION PLAN.

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

    On March 11, 1997, upon recommendation of the Audit Committee, the Board of Directors selected Deloitte & Touche LLP to serve as independent accountants of the Company for 1997. The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of Deloitte & Touche LLP to serve as independent accountants of the Company for 1997. Deloitte & Touche LLP has served as the Company's independent accountants since 1993.

    Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the Company's consolidated financial statements for the current year. A representative of Deloitte & Touche LLP will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1997.

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
                                 VOTE REQUIRED

    Under the NYBCL, approval of each nominee for director requires the affirmative vote of a plurality of the shares of Common represented and entitled to be voted at the Meeting.

    The vote occurring at the Meeting will be overseen by an inspector. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting will be counted for purposes of determining the minimum number of affirmative votes required for the election of directors and for the ratification of appointment of auditors. Thus, an abstention from voting will have the same effect as a vote against matters that are to be voted on at the Meeting.

       SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS

    Appropriate proposals from shareholders intending to be present at the 1998 annual meeting of shareholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting on or before December 31, 1997.

                                 MISCELLANEOUS

    The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the shares of Common held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such materials.

    Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be.

    At the date of this Proxy Statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

    The information required under Item 401 of Regulation S-K with respect to executive officers of the Company is incorporated by reference herein to the section entitled "Executive Officers and Directors of the Registrant" set forth in part I of the Company's Form 10-K.

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENT AND SCHEDULES THERETO, WILL BE MAILED UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, TO ANY SHAREHOLDER OF THE COMPANY. ALL SUCH REQUESTS SHOULD BE DIRECTED TO ROBERT C. HENDON, JR., COMPANY SECRETARY, BERLITZ INTERNATIONAL, INC., 400 ALEXANDER PARK, PRINCETON, NEW JERSEY, 08540, (609) 514-9650.

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